Exhibit 99

FARMERS & MERCHANTS BANCORP
REPORTS RECORD THIRD QUARTER AND YEAR-TO-DATE EARNINGS

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the third quarter ending September 30, 2007. The results represented the 39th consecutive quarter that Farmers & Merchants Bancorp’s net income increased over the same period the prior year.

Farmers & Merchants Bancorp reported net income of $5,875,000 for the quarter ending September 30, 2007. Earnings per share of common stock outstanding for the third quarter were $7.26, up 11.0% from the third quarter of the prior year. In addition, loans outstanding grew 8.4%, total core deposits, excluding public time deposits, increased 10.8%, and total assets at quarter end were $1,490,482,000, up 5.3% over the third quarter of 2006. Return on average assets for the quarter was 1.60%, and return on average equity was 16.79%. The Company’s loan quality has remained strong with non-performing assets, as of September 30, 2007, totaling only 0.09% of loans. In addition, the Company’s loan loss reserve is 1.58% of total loans, a level which management believes is adequate.

For the nine-month period ending September 30, 2007, net income was $17,010,000 and earnings per share of common stock outstanding were $20.98, an increase of 11.8% over the prior year. Return on average assets was 1.57%, and return on average equity was 16.44%, an improvement of 21 basis points over the first nine months of the prior year.

Steinwert stated, “We are extremely pleased with our financial performance.  During a period when many banks are reporting year-over-year declines in earnings, our double-digit earnings growth is a reflection of the steady, conservative management style under which we operate the Bank.  Most banks are continuing to feel margin pressures, but F&M Bank’s focus on expense control and growth in service charge income has resulted in total operating expenses decreasing 1.6% year-over-year and total service charge income increasing 25.4% year-over-year. These two items have been major contributors to our continuing strong earnings growth.  Importantly, at the current time we remain essentially unaffected by the residential mortgage market problems that have impacted our industry throughout 2007. However, should residential real estate markets weaken further, or should other areas of the economy be affected, the banking industry as a whole could face additional challenges.  We expect that the Federal Reserve will continue to drop short-term interest rates and that margin pressures will intensify.  Accordingly, our success over the coming quarters will depend upon our continuing careful management of operating expenses as well as our ability to grow core deposits.”

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California's Great Central Valley through 23 convenient locations from Sacramento to Turlock and Hilmar.

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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.